Exhibit 10.37

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THIS NOTE MAY NOT BE SOLD, ASSIGNED OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR AN EXEMPTION THEREFROM.

PROMISSORY NOTE

U.S.$2,000,000	Dated: November 6, 2001

     FOR VALUE RECEIVED, the undersigned, ISCO INTERNATIONAL, INC., a Delaware corporation formerly known as ILLINOIS SUPERCONDUCTOR CORPORATION with offices at 451 Kingston Court, Mt. Prospect, Illinois 60056 (“Borrower”), promises to pay to the order of ALEXANDER FINANCE, L.P., an Illinois limited partnership (“Lender”), at 1560 Sherman Avenue, Evanston, Illinois 60201, in lawful money of the United States, the principal sum of Two Million Dollars (U.S.$2,000,000) due March 31, 2003, subject to extension as set forth in Section 3 below (the "Maturity Date”), and to pay interest on the principal sum outstanding under this Note at the rate of 14% per annum, compounded annually, which interest shall also be due and payable on the Maturity Date. Accrual of interest shall commence on the first day to occur after the date hereof and shall continue until payment in full of the principal sum and all other amounts due hereunder have been made. The principal of, and interest on, this Note are payable in such currency of the United States of America as of the time of payment is legal tender for payment of public and private debts. This Note is one of the Notes (the “Notes”) issued pursuant to the Note Purchase Agreement, dated as of the date hereof (the “Note Purchase Agreement”) by and among Borrower, the Lender, and Elliott Associates, L.P. (“Elliott”).

     This Note is subject to the following additional provisions:

     1.     Interest and Payment Application. Interest shall be calculated on a 360 day year simple interest basis and paid for the actual number of days elapsed. All interest due hereunder shall be payable at the Maturity Date. Notwithstanding anything contained herein, the outstanding principal balance and interest due hereunder shall bear interest, from and after the occurrence and during the continuance of an Event of Default (as defined below) hereunder, at the rate equal to the lower of twenty percent (20%) per annum, compounded annually, or the highest rate permitted by law, and from and after such time interest shall be payable from time to time on demand. Unless otherwise agreed or required by applicable law, payments will be applied first to any unpaid collection costs, then to unpaid interest and fees and any remaining amount to principal.

     2.     Prepayment.

(a) Borrower may pre-pay all or any part of this Note at any time, without cost or penalty.

(b) In the event that, at any time while the Note remains outstanding, the Lender provides equity or equity-linked financing to the Borrower (an “Equity Transaction"), then on the date of funding for the Equity Transaction, an amount under this Note (principal plus interest) equal to the lesser of: (i) the full amount of principal and accrued interest then outstanding or (ii) the amount of consideration Lender provides pursuant to the Equity Transaction, shall become due and payable.

     3.     Extension of Maturity Date. In the event that, while any Notes remain outstanding, (a) the Borrower conducts a bona fide cash capital-raising transaction which consists solely of the sale for cash of shares of the Borrower’s common stock (“Common Stock”) or shares of the Borrower’s preferred stock convertible into Common Stock at a fixed price (subject to customary anti-dilution provisions), in either case with or without warrants to purchase Common Stock at a fixed price (subject to customary anti-dilution provisions), where the gross cash proceeds to the Borrower (before deducting bona fide transaction costs) are at least $5 million (a “Qualified Equity Transaction”); (b) the Borrower affords all holders of outstanding Notes the opportunity to participate in that Qualified Equity Transaction on equivalent terms and in an amount not less than the then outstanding principal and interest of the Notes; and (c) at least one holder of Notes participates in the Equity Transaction, and pursuant to Section 2(b) of the Notes all of such holder’s Notes are repurchased; then the Maturity of all the remaining outstanding Notes, including this Note, shall be extended to March 31, 2005.

     4.     No Impairment. Borrower shall not intentionally take any action which would impair the rights of Lender hereunder.

     5.     Obligations Absolute. No provision of this Note shall alter or impair the obligation of Borrower, which is absolute and unconditional, to pay the principal of, and interest on, this Note at the time, place and rate, and in the manner, herein prescribed.

     6.     Defaults and Remedies.

(a) Events of Default. An “Event of Default” is: (i) default in payment of the principal amount or accrued but unpaid interest thereon of any of the Notes on or after the date such payment is due, (ii) failure by the Borrower for ten (10) days after notice to it, to comply with any other material provision of any of the Notes, the Note Purchase Agreement or the Security Agreement (as defined below); (iii) an Event of Default under the Security Agreement; (iv) a breach by the Borrower of its representations or warranties in the Note Purchase Agreement or Security Agreement; (v) any default under or acceleration prior to maturity of any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Borrower or a subsidiary of Borrower or for money borrowed the repayment of which is guaranteed by the Borrower or a subsidiary of Borrower, whether such indebtedness or guarantee now exists or shall be created hereafter, provided that the obligations with respect to any such borrowed or accelerated amount exceeds, in the aggregate, $500,000; (vi) any money judgment, writ or warrant of attachment, or similar process in excess of $500,000 in the aggregate shall be entered or filed against the Borrower or a subsidiary of the Borrower or any of their respective properties or other assets and shall remain unpaid, unvacated, unbonded and unstayed for a period of 45 days; (vii) if the Borrower or any subsidiary of the Borrower pursuant to or within the meaning of any Bankruptcy Law; (A) commences a voluntary case; (B) has an involuntary case commenced against it, and such case is not dismissed within 30 days of such commencement or consents to the entry of an order for relief against it in an involuntary case; (C) consents to the appointment of a Custodian of it for all or substantially all of its property; (D) makes a general assignment for the benefit of its creditors; or (E) admits in writing that it is generally unable to pay its debts as the same become due; (viii) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (1) is for relief against the Borrower in an involuntary case; (2) appoints a Custodian of the Borrower or for all or substantially all of its property; or (3) orders the liquidation of the Company or any subsidiary, and the order or decree remains unstayed and in effect for ninety (90) days; or (ix) in the event that the Borrower fails to raise, within four months of the date of the Note Purchase Agreement, at least $15 million in cash proceeds (net of expenses) in a pro rata rights offering to subscribe for Common Stock at a fixed price (qualifying for the exemption pursuant to Rule 16a-9 under the Securities Exchange Act of 1934, as amended) which seeks to raise at least $20 million in cash or in the event that the Borrower fails to file a registration statement covering such offering within one month of the date of this Note. The Terms “Bankruptcy Law” means Title 11, U.S. Code, or any similar Federal or State Law for the relief of debtors. The term “Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

(b) Remedies. If an Event of Default occurs and is continuing with respect to any of the Notes, the Lender may declare all of the then outstanding principal amount of this Note, including any interest due thereon, to be due and payable immediately, except that in the case of an Event of Default arising from events described in clauses (vii) and (viii) of Section 6(a) above, this Note shall become due and payable without further action or notice.

     7.     Waivers of Demand, Etc. Borrower and any other person who signs, guarantees or endorses this Note, to the extent allowed by law, hereby expressly waives demand and presentment for payment, notice of nonpayment, protest, notice of protest, notice of dishonor, notice of acceleration or intent to accelerate, all other notices whatsoever and bringing of suit and diligence in taking any action to collect amounts called for hereunder, and will be directly and primarily liable for the payment of all sums owing and to be owing hereon, regardless of and without any notice, diligence, act or omission as or with respect to the collection of any amount called for hereunder.

     8.     Replacement Note. In the event that Lender notifies Borrower that this Note has been lost, stolen or destroyed, a replacement Note identical in all respects to the original Note (except for the outstanding principal amount, if different than that shown on the original Note), shall be delivered to Lender, provided that the Lender executes and delivers to Borrower an agreement reasonably satisfactory to Borrower to indemnify Borrower from any loss incurred by it in connection with this Note.

     9.     Note Purchase Agreement; Security Agreement; Guarantees. This Note is being issued to Lender in connection with the Note Purchase Agreement and is entitled to the benefits thereof. In addition Borrower’s obligations under this Note are guaranteed by the Guarantees of Spectral Solutions, Inc. and Illinois Superconductor Canada Corporation, subsidiaries of Borrower (the "Guarantees”) and this Note is entitled to the benefits thereof. The Borrower’s obligations under this Note are also secured, pursuant to the terms of the

Security Agreement, dated as of November 6, 2001, by and among the Borrower, the Guarantor, the Lender and Alexander (the “Security Agreement”), by all the assets of the Borrower and the Guarantors.

     10.     Payment of Expenses. Borrower agrees to pay all debts and expenses, including reasonable attorneys’ fees and expenses, which may be incurred by the Lender in preparing, administering or enforcing this Note and/or collecting any amount due under this Note, the Note Purchase Agreement, the Security Agreement or the Guarantees.

     11.     Savings Clause. In case any provision of this Note is held by a court of competent jurisdiction to be excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and the validity and enforceability of the remaining provisions of this Note will not in any way be affected or impaired thereby. In no event shall the amount of interest paid hereunder exceed the maximum rate of interest on the unpaid principal balance hereof allowable by applicable law. If any sum is collected in excess of the applicable maximum rate, the excess collected shall be applied to reduce the principal debt. If the interest actually collected hereunder is still in excess of the applicable maximum rate, the interest rate shall be reduced so as not to exceed the maximum amount allowable under law.

     12.     Amendment. Neither this Note nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by both Borrower and Lender; except that Sections 3 and 6 hereof may not be amended, nor the interest rate or principal amount hereunder increased or the maturity date hereunder shortened, nor may a waiver of the Event of Default set forth in Section 6(a)(ix) be effected, without the consent of the holders of 75% of the aggregate principal maximum amount of the outstanding Notes.

     13.     Assignment Etc. Lender may (i) without notice transfer or assign to one or more of its affiliates at any time, or to any other party, if an Event of Default shall have occurred, this Note or any interest herein and (ii) other than in cases described in clause (i), may mortgage, encumber or transfer this Note or any of its rights or interest in and to this Note or any part hereof in accordance with applicable securities laws, rules and regulations. Each assignee, transferee and mortgagee shall have the right to transfer or assign its interest in accordance with the prior sentence. Each such assignee, transferee and mortgagee shall have all of the rights of Lender under this Note, the Note Purchase Agreement, the Security Agreement and the Guarantees. This Note shall be binding upon Borrower and its successors and shall inure to the benefit of the Lender and its successors and assigns.

     14.     No Waiver. No failure on the part of Lender to exercise, and no delay in exercising any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by Lender of any right, remedy or power hereunder preclude any other or future exercise of any other right, remedy or power. Each and every right, remedy or power hereby granted to Lender or allowed it by law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by Lender from time to time.

     15.     Miscellaneous. Unless otherwise provided herein, any notice or other communication to Borrower hereunder shall be sufficiently given if in writing and personally delivered or mailed to Borrower by certified mail, return receipt requested, at its address set forth above or such other address as it may designate for itself in such notice to Lender, and communications shall be deemed to have been received when delivered personally or, if sent by mail or facsimile, then when actually received by the party to whom it is addressed. Whenever the sense of this Note requires, words in the singular shall be deemed to include the plural and words in the plural shall be deemed to include the singular. Upon any change in the terms of this Note, and unless otherwise expressly stated in writing, no party who signs this Note, whether as maker, guarantor, accommodation maker or endorser, shall be released from liability. All such parties agree that Lender may (1) renew, extend (repeatedly and for any length of time) or modify this Note (in accordance with Section 12 above), or release any party or any guarantor or collateral, (2) impair, fail to realize upon or perfect any security interest Lender may have from time to time in collateral, or (3) take any other action deemed necessary by Lender, in each case without the consent of or notice to anyone and without releasing Borrower or any guarantor from any liability.

     16.     Choice of Law and Venue; Waiver of Jury Trial. THIS NOTE SHALL BE CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW OR CHOICE OF LAW. Borrower hereby agrees that all actions or proceedings arising directly or indirectly from or in connection with this Note shall, at Lender’s sole option, be litigated only in the Supreme Court of the State of New York or the United States District Court for the Southern District of New York, in each case, located in New York County, New York. Borrower consents to the exclusive jurisdiction and venue of the foregoing courts and consents that any process or notice of motion or other application to either of said courts or a judge thereof may be served inside or outside the State of New York or the Southern District of New York by certified or registered mail, return receipt requested, directed to Borrower at its address set forth in this Note (and service so made shall be deemed “personal service” and be deemed complete five (5) days after the same has been posted as aforesaid) or by personal service or in such other manner as may be permissible under the rules of said courts. BORROWER HEREBY WAIVES ANY RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LITIGATION PURSUANT TO THIS NOTE.

     IN WITNESS WHEREOF, Borrower has caused this instrument to be duly executed by an officer thereunto duly authorized.

ISCO INTERNATIONAL, INC.

By:	/s/ CHARLES F. WILLES Charles F. Willes Executive Vice President and Chief Financial Officer

ATTEST: